Exhibit 10.1

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this 27th day of March, 2014, by and between James E. Wendle (“Executive”) with an address at 7585 Blue Fox Run, West Chester, Ohio 45069 and Environmental Quality Management, Inc., a Delaware corporation, its parents, subsidiaries and affiliates (the “Company”) with an address at 1800 Carillon Blvd., Cincinnati, OH 45240.

1.            Executive has resigned his employment pursuant to Section 9(c) of the Employment Agreement by and between Executive and the Company, dated as of January 1, 2012 (the “Employment Agreement”).  Employment’s resignation shall be effective March 21, 2014 (“Termination Date”).  As of that date, Executive’s duties, responsibilities, office and title shall cease.  Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement.

2.            (a)            Within ten (10) days of the Release Effective Date, defined below, the Company shall begin to pay to Executive $115,000 which is equal to six (6) months of his current salary, in equal installments payable over a six month period in accordance with the Company’s standard payroll procedures, less all applicable withholdings and deductions.

(b)           Within ten (10) days of the later of (i) the Release Effective Date, defined below, or (ii) the Executive’s timely election of and eligibility for continuation of benefits, the Company shall begin to reimburse Executive for the employer’s portion of the premium associated with COBRA coverage for a six (6) month period.

(c)           The Company and Executive agree that in the event the payment in this Section 2 constitute deferred compensation within the meaning of Section 409(A) of the Code, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of the “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (within the meaning of the Code).

(d)           The Company shall not contest Executive’s truthful application for unemployment insurance compensation.

3.            Executive agrees and acknowledges that the payments and/or benefits provided in Section 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement.  Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4.            Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement.  Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to the Board at 1800 Carillon Blvd., Cincinnati, OH 45240, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement.  Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Board at the address listed above, and delivering it to the Board no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided the Executive does not revoke the Agreement during the revocation period.  In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in Section 2 above, shall automatically be deemed null and void.

5.            (a)            In consideration of the payment referred to in Section 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)           Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) the Americans with Disabilities Act, as amended, (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law), (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (v) the Ohio Civil Rights Act, (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional), (vii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination, and (viii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.            (a)            Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b)           Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c)           Executive acknowledges that the terms of Section 6 Restrictions on Competition and Solicitation, Section 7, Confidential Information and Section 8, Assignment of Intellectual Property of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms except the Company shall release the Executive from his obligations under Section 6(c)(1) of the Employment Agreement.

7.            (a)            Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b)            Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Board, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8.            (a)            Prior to public announcement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Board, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

(b)           The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

9.            The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

10.          Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

11.          This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12.          If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Section 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Sections 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

13.          This Agreement shall be governed by and interpreted exclusively in accordance with the laws of Ohio, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.  All disputes arising from or relating to this Agreement shall be heard exclusively in a court of competent jurisdiction within the State of Ohio, Hamilton County and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or inconvenient forum.

14.          This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

15.          This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature Page Follows]

Dated:	3/27/14	/s/ James E. Wendle
James E. Wendle

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Robert R. Galvin	Date:	3/27/14
Name: Robert R. Galvin
Title: Chief Financial Officer